Exhibit 99

PR NEWSWIRE

NORTH EUROPEAN OIL ROYALTY TRUST
ANNOUNCES THE DISTRIBUTION
FOR THE THIRD QUARTER OF FISCAL 2023

Keene, N.H. July 31, 2023 - The Trustees of North European Oil Royalty Trust (NYSE-NRT) announced today a quarterly distribution of $0.21 per unit for the third quarter of fiscal 2023, payable on August 30, 2023 to holders of record on August 18, 2023.

This year's quarterly distribution of $0.21 per unit is 54.35%, or $0.25 per unit, lower than the distribution of $0.46 per unit for the third quarter of fiscal 2022. For the quarter ending July 31, 2023, the negative carry-over from the second quarter of fiscal 2023, as well as lower gas sales and lower gas prices, resulted in this decline. Distributions are based on actual royalty income received less incurred and anticipated expenses. Additional details will be available in the earnings press release scheduled for publication on or about August 18, 2023.

In accordance with the agreements between the Trust and the operating companies, the Trust's monthly scheduled royalty payments are paid based on the amount of royalties that were payable to the Trust in the prior calendar quarter. The recent decline in gas prices and the three-week shutdown of the de-sulfurization plant during the quarter for maintenance resulted in an overpayment of royalties during the third quarter of fiscal 2023. This overpayment of royalties has resulted in a negative carry-over that will eliminate the amount of royalties that would be paid to the Trust in the fourth fiscal quarter. This elimination of royalty income is expected to result in the absence of a cash distribution to unit owners for the Trust's fourth fiscal quarter. The potential impact of the negative carry-over on the royalties payable or the cash distributions to be made in any fiscal quarter beyond the fourth fiscal quarter of 2023 cannot be determined with any certainty at this time.

The cumulative 12-month distribution, which includes the August 2023 distribution and the three prior quarterly distributions, is $3.00 per unit. This 12-month cumulative distribution is 143.90%, or $1.77 per unit, higher than the prior 12-month distribution of $1.23 per unit. The Trust makes quarterly distributions to unit owners during the months of February, May, August, and November.

Contact -- John R. Van Kirk, Managing Director, telephone: (732) 741-4008, email: jvankirk@neort.com. The Trust's press releases and other pertinent information are available on the Trust's website: www.neort.com.

Forward-Looking Statements

This press release may contain forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements address future expectations and events or conditions concerning the Trust, such as statements concerning future gas prices, royalty payments and cash distributions. Many of these statements are based on information provided to the Trust by the operating companies or by consultants using public information sources, are difficult to predict, and are generally beyond the control of the Trust. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in any forward-looking statements. These include: the fact that the assets of the Trust are depleting assets and, if the operators developing the concession do not perform additional development projects, the assets may deplete faster than expected; risks and uncertainties concerning levels of gas production and gas sale prices, general economic conditions, and currency exchange rates; the ability or willingness of the operating companies to perform under their contractual obligations with the Trust; potential disputes with the operating companies and the resolution thereof; and political and economic uncertainty arising from Russia's invasion of Ukraine. Any forward-looking statement speaks only as of the date on which such statement is made, and the Trust does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.